Exhibit 3.1

*150101*
ROSS MILLER	Filed in the office of	Document Number
Secretary of State	/s/ Ross Miller	20130644195-75
204 North Carson Street, Suite 1	Ross Miller	Filing Date and Time
Carson City, Nevada 89701-4520	Secretary of State	09/30/2013 7:36 AM
(775) 684-5708	State of Nevada	Entity Number
Website: www.nvsos.gov		C1568-2004

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY · DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
IDO Security Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.
CERTIFICATE TO SET FORTH DESIGNATION OF SERIES B PREFERRED STOCK

It is hereby certified that:

I. The name of the corporation is IDO Security Inc. (the “Corporation”), a Nevada corporation.
II. Set forth hereinafter is a statement of the designation of the rights of the shares of Series B Preferred Stock hereinafer designated as set forth in a resolution of the Board of Directors of the Corporation pursuant to a provision of the Certificate of Incorporation of the Corporation permitting the issuance of said Series B Preferred Stock by resolution of the Board of Directors.

[Continued on the Attached Exhibit]

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
4. Signature: (required)

/s/ Magdiel Rodriguez
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-6-09

EXHIBIT A TO CERTIFICATE OF DESIGNATION

       1.             DESIGNATION AND AMOUNT; DIVIDENDS

 A.           Designation. The designation of said series of preferred stock shall be Series B Preferred Stock, $0.001 par value per share.

 B.           Number of Shares. The number of shares of Series B Preferred authorized shall be 100 (100) shares. Each share of Series B Preferred shall have a stated value equal to $0.001, as may be adjusted for any stock dividends, combinations or splits with respect to such shares.

 C.           Dividends: There will be no dividends due or payable on the Series B Preferred.

       2.             LIQUIDATION RIGHTS

The holders of Series B Preferred Stock shall have no rights (whether in the form of distributions or otherwise) in respect of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and shall be subordinate to all other classes of the Corporation’s capital stock in respect thereto.

3.            MANDATORY REDEMPTION

Unless otherwise voted on by the disinterested members of the Board, the Company shall redeem all shares of Series B Preferred, in cash, for the aggregate amount of $1.00 on September 30, 2015.

4.            RANK

All shares of the Series B Preferred shall rank (i) senior to the Corporation’s (A) common stock, $0.001 par value per share (“Common Stock”), (B) all currently issued outstanding series of preferred stock, no par value per share (“Preferred Stock”), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article 4, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series b Preferred (the “Pari Passu Shares”) and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred (the “Senior Shares”), in each case solely as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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5.            VOTING RIGHTS

Each one (1) share of the Series B Preferred shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series B Preferred shall be equal to 102,036 [(0.019607 x 5,000,000) /0.49) – (0.019607 x 5,000,000) = 102,036].

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or bylaws.

6.            PROTECTION PROVISIONS

So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred, (i) alter or change the rights, preferences or privileges of the Series B Preferred so as to affect adversely the holders of Series B Preferred.

7.            MISCELLANEOUS

A.            Status of Redeemed Stock: In case any shares of Series B Preferred shall be redeemed or otherwise reacquired, the shares so redeemed or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred.

B.            Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock certificate(s) and (ii) (A) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation or (B) in the case of mutilation, the Preferred Stock certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock certificate(s).

C.            Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder may be waived as to all shares of Series B Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred.

D.            Notices: Any notices required or permitted to be given under the terms hereof shall be sent by prepaid certified or registered mail (return receipt requested), or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally, by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

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If to the Corporation:

IDO Security Inc.
7875 SW 40th Street, Suite 224
Miami, Florida, 33155-3510
Attention: Magdiel Rodriguez, Chief Executive Officer
Telephone: 954-278-8037

  If to the holder of Series B Preferred, to the address listed in the Corporation’s books and records.

  IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 27th day of September, 2013.

IDO SECURITY INC.

By:	/s/ Magdiel Rodriguez
Name: Magdiel Rodriguez
Title: Chief Executive Officer

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